Free Writing Prospectus

Filed Pursuant to Rule 433

Filed August 2, 2017

Registration Statement Nos. 333-206924

and 333-206924-07

Free Writing Prospectus dated August 2, 2017

AmeriCredit Automobile Receivables Trust 2017-3

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The notes must receive at least the following ratings from DBRS, Inc., or DBRS, and Moody’s Investor Services, Inc., or Moody’s, in order to be issued.

	DBRS	Moody’s
Class A-1 Notes	R-1 (high) (sf)	P-1 (sf)
Class A-2-A Notes	AAA (sf)	Aaa (sf)
Class A-2-B Notes	AAA (sf)	Aaa (sf)
Class A-3 Notes	AAA (sf)	Aaa (sf)
Class B Notes	AA (sf)	Aa2 (sf)
Class C Notes	A (sf)	A2 (sf)
Class D Notes	BBB (sf)	Baa2 (sf)

Joint Bookrunners
Deutsche Bank Securities	Morgan Stanley	RBC Capital Markets	Wells Fargo Securities
Co-Managers solely with respect to the Class A Notes
BB Securities	Credit Agricole Securities	Goldman Sachs and Co. LLC	SOCIETE GENERALE

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-326-5897.